Exhibit 5.1
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000
___________________________________

Facsimile (212) 455-2502

July 17, 2017
American Renal Associates Holdings, Inc.
500 Cummings Center, Suite 6550
Beverly, Massachusetts 01915

Ladies and Gentlemen:
We have acted as counsel to American Renal Associates Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 19,017,413 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) that may be sold from time to time by certain selling stockholders of the Company (the “Selling Stockholder Shares”), including the 17,615,836 shares of Common Stock that may be sold from time to time by Centerbridge Capital Partners, L.P. and certain of its affiliated entities (the “Identified Shares”). The Selling Stockholder Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements thereto pursuant to Rule 415 under the Securities Act.
We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Identified Shares are validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.
Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP